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EXHIBIT B

UNITED OF OMAHA AGREEMENT

         June 28, 2001

United of Omaha Life Insurance Company
Mutual of Omaha Plaza
Omaha, NE 68175-1008

    Re: Purchase of Common Stock of First National of Nebraska, Inc.

Gentlemen:

        This letter agreement ("Agreement") is an agreement for the purchase and sale of 4,160 shares of common stock (the "Shares") of First National of Nebraska, Inc. ("FNNI"). Lauritzen Corporation ("Purchaser") hereby agrees to purchase, and United of Omaha Life Insurance Company ("Seller") hereby agrees to sell, the Shares, subject to the terms and conditions set forth herein. The total purchase price ("Purchase Price") for the Shares is Ten million and no/100 dollars ($10,000,000), payable in readily available funds before December 31, 2001 or on an earlier business day as the Purchaser and Seller may mutually agree in writing ("Closing Date"). If the closing does not occur on or before December 31 2001, either party may terminate this Agreement.

        The parties expressly agree that in the event the "market price", as hereinafter defined, of the Shares exceeds the sum of $10,000,000, Seller may terminate this Agreement. "Market price" shall be defined as the average per Share market quote at the close of business on the last 15 trading business days preceding the Closing Date, as such quote is published in the Omaha World Herald (morning edition) on the Closing Date, multiplied by 4,160.

        Seller represents that at the time of this Agreement, the Shares are held in book entry form by Depository Trust Company ("DTC") for the beneficial ownership of Seller. Upon payment of the Purchase Price, Seller shall immediately instruct DTC to transfer beneficial ownership of the Shares to Purchaser or Purchaser's DTC participant broker. If Purchaser is not a DTC participant at the time of Closing, Purchaser shall designate a DTC participant broker to accept transfer of the Shares on behalf of Purchaser pursuant to DTC's transfer requirements.

        At the time of this Agreement, the Seller has and will on the Closing Date continue to have, good, valid and marketable title to and control of the Shares.

        The obligations of Purchaser are conditioned upon the receipt of all necessary or appropriate regulatory approvals.

        Each party represents and warrants that (i) it has the legal right and capacity to execute and deliver this Agreement, and (ii) this Agreement constitutes a valid and binding obligation enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, or other similar laws affecting creditors' rights generally and principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        Termination of this Agreement by a party shall be effective only if the terminating party gives written notice of termination to the other party. Upon termination of this Agreement by either party in accordance with the provisions of this Agreement, neither party shall have any further obligation hereunder.

        This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

        This Agreement shall be governed by the laws of the State of Nebraska without regard to principles of conflicts of law.

        If the terms of this Agreement are acceptable, please indicate Seller's acceptance by signing and dating the enclosed copy of this Agreement.

Very truly yours,
PURCHASER
LAURITZEN CORPORATION
By	/s/ DANIEL K. O'NEILL Daniel K. O'Neill Executive Vice President

Agreed and Accepted this 28th day of June, 2001.
SELLER
UNITED OF OMAHA LIFE INSURANCE COMPANY
By	/s/ RICHARD A. WITT Richard A. Witt Executive Vice President and Chief Investment Officer
By	/s/ RODNEY P. WALKER Rodney P. Walker Senior Vice President

December 19, 2001

United of Omaha Life Insurance Company
Mutual of Omaha Plaza
Omaha, NE 68175

    Re:    Purchase of Common Stock of First National of Nebraska, Inc.

Gentlemen:

        On June 28, 2001, Lauritzen Corporation ("Purchaser") entered into a letter agreement to purchase 4,160 shares of common stock of First National of Nebraska, Inc. from United of Omaha Life Insurance Company ("Seller"). This agreement provided that payment for the shares would occur before December 31, 2001 (the "Closing Date") or either party could terminate the agreement. The Purchaser and Seller hereby agree to amend the agreement to provide that the Closing Date must close on or before January 31, 2002 or either party may terminate the agreement.

        The agreement also provided that in the event the "market price," as defined in the agreement, exceeds $10,000,000, the Seller may terminate the agreement. The Purchaser and Seller hereby agree to amend the agreement to delete this provision and provide that the Purchase Price shall be the greater of $10,000,000 or the "market price."

        If you concur with this amendment, please execute and return a copy of this letter to the undersigned.

Very truly yours,
Lauritzen Corporation
	By	/s/ DANIEL K. O'NEILL Daniel K. O'Neill Executive Vice President
Agreed and Accepted as of the above date United of Omaha Life Insurance Company
By	/s/ RICHARD A. WITT Richard A. Witt Executive Vice President and Chief Investment Officer

January 29, 2002

United of Omaha Life Insurance Company
Mutual of Omaha Plaza
Omaha, NE 68175

    Re:    Purchase of Common Stock of First National of Nebraska, Inc.

Gentlemen:

        On June 28, 2001, Lauritzen Corporation ("Purchaser") entered into a letter agreement to purchase 4160 shares of common stock of First National of Nebraska, Inc. from United of Omaha Life Insurance Company ("Seller"). This agreement provided that payment for the shares would occur before December 31, 2001 (the "Closing Date") or either party could terminate the agreement. On December 19, 2001, the Purchaser and Seller agreed to amend the agreement to provide, among other things, that the Closing Date must close on or before January 31, 2002 or either party may terminate the agreement. The Purchaser and Seller hereby agree to further amend the agreement to provide that the Closing Date must occur on or before March 1, 2002 or either party may terminate the agreement.

        If you concur with this amendment, please execute and return a copy of this letter to the undersigned.

Very truly yours,
Lauritzen Corporation
	By	/s/ DANIEL K. O'NEILL Daniel K. O'Neill Executive Vice President
Agreed and Accepted as of the above date United of Omaha Life Insurance Company
By	/s/ RICHARD A. WITT Richard A. Witt Executive Vice President and Chief Investment Officer

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  EXHIBIT B
UNITED OF OMAHA AGREEMENT